Exhibit 10.28

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of June 1, 2010, but effective and binding on the parties as of the Effective Date (as defined in Section 3) (the “Agreement”), by and among Aleris Switzerland GmbH, a Swiss limited liability company (together with its successors and assigns, the “Company”), and Roeland Baan (the “Executive”).

WHEREAS, the Company desires to continue to employ the Executive, on the terms and conditions set forth herein.

WHEREAS, the Executive desires to accept such continued employment with the Company, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Executive and the Company (the “Parties”) agree as follows:

1. Employment, Duties and Agreements.

(a) Employment Duties. The Company hereby agrees to continue to employ the Executive as its Executive Vice President, and Chief Executive Officer, Aleris Europe, and the Executive hereby agrees to continue to be employed in such position and agrees to serve the Company in such capacity during the Employment Period (as defined in Section 3 hereof) upon the terms and conditions set out in this Agreement. By entering this Agreement, the Parties agree to cancel the employment agreement between them effective as of April 7, 2008 with effect as of the Effective Date (the “Prior Employment Agreement”), including any and all plan, program, agreement, benefit or bonus and/or agreement with the Company in relation to the Parties’ employment relationship and thus to supersede and replace the terms and conditions governing the Parties’ employment relationship under the Prior Employment Agreement with the terms and conditions set out in this Agreement. The Executive acknowledges that, though some of the terms and conditions set out in this Agreement stipulate more favorable rights and duties and others less favorable compared to the Prior Employment Agreement, any and all such less favorable rights and duties are fully compensated with more favorable rights and duties. The Executive shall report directly to the Chief Executive Officer of Aleris International, Inc. (“Aleris”) and shall have such duties and responsibilities as are consistent with the Executive’s position and as may be assigned by the Chief Executive Officer from time to time. During the Employment Period, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions and all applicable policies and rules of Aleris, the Company or any subsidiary or affiliate of the Company to which the Executive provides services.

(b) Full Time Service and Other Activities. During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company and Aleris.

During the Employment Period, the Executive may not, without the prior written consent of the board of directors of Aleris (the “Board”) (which shall be deemed as consent of the Company), directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than as an executive of the Company). It shall not, however, be a violation of the foregoing provisions of this Section 1(b) for the Executive to (i) serve as an officer or director or otherwise participate in non-profit, educational, welfare, social, religious and civic organizations or (ii) manage his personal, financial and legal affairs, so long as any such activities in (i) or (ii) do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder.

(c) Location. In connection with the Executive’s employment by the Company under this Agreement, the Executive shall be based at the principal executive offices of the Company, currently located in Neuhausen am Rheinfall (but moving near Zurich airport in August 2010), Switzerland, except for such travel as the performance of the Executive’s duties in the business of the Company may require.

2. Compensation.

(a) Base Salary. As compensation for the agreements made by the Executive herein and the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of CHF 950,070 per annum, payable in twelve equal installment at the end of each calendar month (the “Base Salary”). The Base Salary also compensates for any activities of the Executive outside the usual service hours as well as for overtime. During the Employment Period, the Base Salary will be reviewed annually and is subject to adjustment at the discretion of the Board, but in no event shall the Company pay the Executive a Base Salary less than that set forth above or any formerly increased Base Salary unless such reduction is part of, and consistent with, a cost cutting measure affecting senior management of the Company generally, provided such measure is necessary for the good standing of the Company and the Executive agrees to it.

(b) Annual Bonus. In addition to the Base Salary, for each calendar year that ends during the Employment Period, the Executive shall be eligible to receive an annual performance-based bonus award payment (the “Annual Bonus”) determined in accordance with the terms and conditions set forth in Aleris’s annual bonus plan for that year, with a target Annual Bonus of 75% of Base Salary (“Target Bonus”), up to a maximum of 150% of Base Salary. The Target Bonus percentage shall be reviewed at least annually by the Board and is subject to adjustment at the discretion of the Board, but may in no event be less than 75% of Base Salary. However, notwithstanding the immediately preceding section, unless otherwise expressly agreed upon in writing, the payment of the Annual Bonus (including Target Bonus) as well as any other benefits, gratuities, profit shares, premiums or other extra payments in addition to the Base Salary shall be subject to the sole discretion of the Board (acting in this regard on behalf of the Company as employer) even if the terms and conditions set forth in Aleris’s annual bonus plan for that year are fulfilled and thus are made in each case on a voluntary basis. Even repeated payments without the reservation of their voluntary nature shall not create any legal claim for the Executive either in respect to their cause or their amount, either for the past or for the future. The Executive shall be paid Annual Bonus amounts, if any, in cash at the same time as the other senior executives of Aleris are paid corresponding annual performance bonus amounts, but in no event later than two and one-half (2-1/2) months following the calendar year with respect to which the Annual Bonus is earned, provided that he is employed hereunder as of the date such amount is paid, or due to be paid, except as otherwise provided in Section 5 below. If at any time during the Employment Period, the Board decides to continue, or implement, a bonus program that operates on a quarterly, rather than an annual basis, such quarterly bonus program will be administered in a manner consistent with the terms of this Section 2(b). Notwithstanding anything to the contrary contained herein and without limiting any other rights and remedies of Aleris or the Company, if the Executive has engaged in fraud or other misconduct that contributes to any adverse financial restatements or material loss relating to Aleris or the Company and their respective subsidiaries or affiliates, the Company or Aleris may require repayment by the Executive of any Annual Bonus that has already been paid, but only to the extent that the original payment exceeded the lower amount that would have been paid as such Annual Bonus based on results that reflected such restated financials and/or material loss.

(c) Equity Matters. Executive acknowledges that as of the date hereof the Executive has entered into equity award agreements with Aleris Holding Company, a Delaware corporation and the ultimate parent of the Company (“Parent”), pursuant to which Parent has granted the Executive (i) an option to purchase 173,971 shares of common stock, par value $0.01 per share, of Parent under the Aleris Holding Company 2010 Equity Incentive Plan, as it shall be amended from time to time (the “LTIP”) and (ii) 28,995 restricted stock units under the LTIP (such award agreements, the “Equity Award Agreements”).

(d) Benefits and Perquisites. During the Employment Period, except as provided in the last sentence of this Section 2(d), the Executive shall be entitled to participate in all employee benefit plans, practices, policies, programs and arrangements of the Company, and in all perquisites and other fringe benefits, which are from time to time made available by the Company to its senior executives generally (collectively, “Benefit Arrangements”), on the terms and conditions of the applicable Benefit Arrangement; and the perquisites in effect at the Effective Date shall continue unless and until changed by the Board; provided, however, that nothing contained herein shall in any way interfere with the Company’s right to terminate, modify or amend any Benefit Arrangement (including perquisites) in accordance with its terms; provided further, however, notwithstanding the foregoing or anything herein to the contrary, the Executive shall be entitled to the following benefits during the Employment Period:

(i) a leased automobile of equivalent value to the leased automobile Executive is leasing on the Effective Date, on the terms and conditions approved for other senior European executives under Aleris Europe policies as approved from time to time by the Chief Executive Officer of Aleris;

(ii) a retirement contribution into the retirement plan established by the Company in an amount equal to twenty-five percent (25%) of Executive’s Base Salary each year; and

(iii) a rental housing allowance of CHF 10,000 per month, for the rental of residential housing in the Zurich area.

For the avoidance of doubt, the Executive shall not be eligible to participate during the Employment Period in any plan, practice, policy, program or arrangement that provides benefits in the nature of severance or continuation pay, and shall not be entitled to any severance pay, upon termination of his employment under this Agreement, other than as set forth in this Agreement.

(e) Vacation. The Executive shall be entitled to vacation time during the Employment Period on no less favorable a basis than applied to him immediately prior to the Effective Date.

(f) Reimbursement. The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures in force as of the Effective Date or as such policies and procedures may be modified with respect to all senior executive officers of Aleris.

3. Employment Period. The Employment Period shall commence on the effective date of the Joint Plan of Reorganization of Aleris International, Inc. and its Affiliated Debtors, dated February 5, 2010, as amended (the “POR”) (such date, the “Effective Date”) and shall continue indefinitely until terminated as follows (the period from the Effective Date through the Date of Termination (as defined below), the “Employment Period”):

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Voluntary Termination. Each Party may terminate the Executive’s employment under this Agreement with or without Good Reason or with or without Important Cause (each as defined below) at any time after giving at least two (2) months’ prior written notice to the other Party.

(c) Good Reason. Both the Company and the Executive shall be entitled to terminate the Executive’s employment with Good Reason pursuant to Section 3(b) at any time after giving at least two (2) months prior written notice to the other Party. For purposes of this Agreement, the term “Good Reason” shall mean:

(i) if given by the Company: (v) a material breach by the Executive of this Agreement; (w) other than as a result of physical or mental illness or injury, continued failure of the Executive to perform substantially the Executive’s duties hereunder; (x) gross negligence by the Executive, or willful misconduct by the Executive (including willful violation of written rules, regulations, procedures or instructions relating to the conduct of employees of Aleris or the Company generally), which in either case causes (or should reasonably be expected to cause) material harm to Aleris, the Company or the Parent (including indirectly through their subsidiaries); (y) material failure by the Executive to use his best reasonable efforts to follow lawful instructions of the Executive’s direct supervisor; or (z) the Executive is indicted for, or pleads nolo contendere to, a felony involving moral turpitude or other serious crime involving moral turpitude. In the case of clauses (v), (w), (x) and (y) above, the Company shall provide notice to the Executive indicating in reasonable detail the events or circumstances that it believes constitute Good Reason hereunder, and provide the Executive with thirty (30) days after delivery of such notice to cure such purported Good Reason before termination of the Executive’s employment hereunder for Good Reason pursuant to clauses (v), (w), (x) and (y) above. Notwithstanding the above, a Good Reason may also qualify as Important Cause pursuant to Section 3(e) below. In such a latter case, the Company shall be entitled to elect, upon its full discretion, whether to terminate the Executive’s employment under this Agreement pursuant to this Section 3(c) or pursuant to Section 3(e) below.

(ii) if given by the Executive, the occurrence of any of the following, without the Executive’s prior written consent: (w) a material reduction in the Executive’s Base Salary or Annual Bonus opportunity, unless such reduction is part of, and consistent with, a cost cutting measure affecting senior management generally; (x) a material diminution in the Executive’s position, duties, responsibilities or reporting relationships; (y) a material breach by the Company or the Parent of any material economic obligation under this Agreement or under the Equity Award Agreements; or (z) a change of the Executive’s principal place of employment to a location more than seventy-five (75) miles from the further of such principal place of employment as of the Effective Date or the airport in Zurich; provided that Good Reason shall not exist unless (A) the Executive first provides written notice to the Company indicating in reasonable detail the events or circumstances believed by the Executive to constitute Good Reason within thirty (30) days of the occurrence of such events or circumstances (or, in the case of clause (x), thirty (30) days of the Executive’s actual or constructive knowledge of such events or circumstances), and (B) the Company shall have failed to cure such events and circumstances within thirty (30) days after such notice is given. Notwithstanding the above, a Good Reason may also qualify as Important Cause pursuant to Section 3(e) below. In such a latter case, the Executive shall be entitled to elect, upon his full discretion, whether to terminate this Agreement pursuant to this Section 3(c) or pursuant to Section 3(e) below.

(d) Disability. To the extent permitted by article 336c of the Swiss Code of Obligations (the “CO”), the Company shall be entitled to terminate the Executive’s employment for Disability pursuant to Section 3(b) at any time after giving at least two (2) months prior written notice to the Executive. “Disability” shall mean, for purposes of this Agreement, any case where, as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive (i) has become eligible to receive long-term disability benefits under the Company’s long-term disability plan applicable to the Executive, or (ii) if no such long-term disability plan is applicable to the Executive, the Executive has been unable to perform his duties hereunder for a period of ninety (90) consecutive days or a period of ninety (90) days in any one hundred eighty (180) day period.

(e) Immediate Termination for Important Cause. Each Party may terminate the Executive’s employment under this Agreement without prior notice and with immediate effect for Important Cause. For purposes of this Agreement, the term “Important Cause” shall mean any valid reason within the meaning of article 337 of the CO which includes, without limitation, any circumstance under which, if existing, the terminating Party can in good faith not be expected to continue the employment relationship. An Important Cause may qualify as Good Reason pursuant to Section 3(c) above, in which case the Party claiming that Important Cause exists shall be entitled to elect, upon his or its full discretion, whether to terminate the Executive’s employment under this Agreement pursuant to this Section 3(e) or pursuant to Section 3(c) above.

4. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment hereunder by either Party (other than a termination on account of the death of the Executive) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 11(a).

(b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated by either Party pursuant to any of Section 3(b), Section 3(c) or Section 3(d), the date on which the applicable notification period of (2) two months ends or such later date set forth in the Notice of Termination in accordance with this Agreement and applicable law; or (iii) if the Executive’s employment is terminated for Important Cause pursuant to Section 3(e), the date the terminated Party receives Notice of Termination.

5. Termination Payments.

(a) Termination for Important Cause or with Good Reason by the Executive and Termination without Good Reason or Immediate Termination without Important Cause by the Company.

(i) Subject to Sections 5(d), in the event that the Executive terminates his employment hereunder for Important Cause or Good Reason or, as the case may be, if the Company terminates the Executive’s employment hereunder without Good Reason (provided that a termination of employment under this Agreement by the Company for Disability shall not qualify as termination without Good Reason for the purpose of this Section 5(a) but shall rather be subject to the following Section 5(c)), or if the Company terminates the Executive’s employment under this Agreement with immediate effect but without Important Cause, then the Executive shall be entitled to payments and benefits as follows (the “Contractual Severance”):

(A) any earned but unpaid Base Salary, any unused vacation if required by law, any benefit granted under Section 2(d) through the Date of Termination, any unreimbursed expenses through the Date of Termination, and any amount or benefit then or thereafter due (after taking into account the effects of such termination) under the then-applicable terms of any applicable plan, program, agreement or benefit of the Company or its affiliates (e.g., 401(k) accounts, unreimbursed medical benefits, indemnification rights, etc.) (the “Accrued Benefits”);

(B) to the extent not yet fully paid, any Annual Bonus for the last immediately prior calendar year during the Employment Period, earned and approved by the Board, whether or not such Annual Bonus has yet become due for payment (the “Prior Year Bonus”);

(C) subject to Section 5(f), a cash payment covering any possible damages of the Executive due to the termination of the Executive’s employment under this Agreement (the “Severance Payment”) equal to one and one-third (1-1/3) times the sum of (i) the Base Salary and (ii) the average of the Executive’s earned Annual Bonuses (whether or not actually paid) for the two (2) most recent calendar years ended prior to the Date of Termination (provided, however, that, for such purposes only, the Executive will be deemed to have earned an Annual Bonus for each of 2008, 2009 and 2010 equal to the Target Bonus as in effect as of the Effective Date);

(D) subject to Section 11(l) (if and to the extent the Internal Revenue Code of 1986, as amended (the “Code”) is applicable), continuation of all medical benefits (but, for the sake of clarity, no other benefit, including without limitation, the benefits granted under Section 2(d) (other than an Accrued Benefit)) for sixteen (16) months following the Date of Termination (the “Severance Period”) for the Executive and his eligible dependents that are substantially similar to those then provided to senior executive officers of the Company generally (“Welfare Benefit Continuation”), it being understood that the Company may provide the portion of such coverage that can be obtained by the Executive pursuant to his rights under the then applicable social security acts by paying the excess of the Executive’s applicable premiums due under such social security acts, over the premiums the Executive would have been required to pay for such portion of such coverage if his employment hereunder had continued for the Severance Period.

For the avoidance of doubt, the Contractual Severance shall satisfy, in whole in or in part, any payments or benefits owed to Executive by the Company that arise under any applicable labor law for whatever reason (the “Required Minimum Severance”) and, to the extent that the Contractual Severance exceeds the Required Minimum Severance, the Executive shall not be entitled to any severance pay or benefits other than the Contractual Severance.

(ii) The Accrued Benefits shall be paid/provided in accordance with the terms of the applicable plan, program, agreement or benefit or as required by law. The Prior Year Bonus, if any, shall be paid in cash when annual bonus amounts are paid to other senior executives of the Company generally but in no event later than two and one-half (2-1/2) months following the calendar year with respect to which such Prior Year Bonus was earned. The Severance Payment shall be paid in cash in substantially equal installments over sixteen (16) months following the Date of Termination, consistent with the Company’s payroll practices, with any installment due to be paid prior to the date that the condition described in Section 5(f) has been satisfied being accumulated and paid within fifteen (15) days after such condition is satisfied, and with the last installment being paid no later than the sixteen (16) month anniversary of the Date of Termination, provided, however, that if the Company’s payroll practices change after the Executive has begun to receive payments under this Section 5(a), the Executive shall continue to receive payments in accordance with the schedule in effect at the time that the Executive began to receive payments under this Section 5(a).

(b) Termination for Important Cause or with Good Reason by the Company and Termination without Good Reason or Immediate Termination without Important Cause by the Executive. Subject to Sections 5(e), if the Executive’s employment hereunder is terminated by the Company for Important Cause or with Good Reason or, as the case may be, if the Executive terminates his employment hereunder without Good Reason or if the Executive terminates this Agreement with immediate effect but without Important Cause, then the Company shall pay/provide the Executive the Accrued Benefits in accordance with the terms of the applicable plan, program, agreement or benefit or as required by law, and, other than with respect to the Accrued Benefits, the Company will have no further obligations to the Executive hereunder. For the avoidance of doubt, any amounts or benefits provided to the Executive pursuant to this Section 5(b) shall satisfy, in whole in or in part, any Required Minimum Severance and, to the extent that such amounts and benefits exceed the Required Minimum Severance, the Executive shall not be entitled to any severance pay or benefits other than those provided pursuant to this Section 5(b).

(c) Death and Termination by the Company for Disability. If the Executive’s employment hereunder is terminated as a result of the Executive’s death or Disability, the Company shall pay the Executive or, if deceased, the Executive’s spouse, or minor children, or, in the absence of these heirs, other persons to whom he fulfilled an obligation of support, as the case may be (the “Death/Disability Severance”): (i) solely with respect to the Executive’s death but not with respect to Disability, a cash payment equal to the sum of one monthly installment of the Base Salary or, if the death occurred after five years of employment (calculated from the effective date of the Prior Employment Agreement), two monthly installments of the Base Salary, calculated from the day of death and to be paid upon the Date of Termination; (ii) the Accrued Benefits, to be paid/provided following the Date of Termination in accordance with the terms of the applicable plan, program, agreement or benefit or as required by law; (iii) the Prior Year Bonus (to the extent not yet fully paid), to be paid in cash when annual bonus amounts are paid to other senior executives of the Company generally but in no event later than two and one-half (2-1/2) months following the calendar year with respect to which such Prior Year Bonus was earned; and (iv) a pro-rata Annual Bonus (“Pro-Rata Bonus”), determined by multiplying the Executive’s Target Bonus as of the Date of Termination (disregarding, for the purpose of determining the Target Bonus, any reduction in Base Salary occurring on or after the Effective Date) by a fraction, the numerator of which the number of days the Executive was employed with the Company during the calendar year in which his employment hereunder terminates and the denominator of which is 365 (the “Pro-Ration Fraction”), to be paid in cash within thirty (30) days after the Date of Termination; provided, however, that to the extent necessary to preserve the Company’s tax deduction of the Annual Bonus under Section 162(m) of the Code, if applicable, the Parties agree to negotiate in good faith to make adjustments to the method of determining the Pro-Rata Bonus. For the avoidance of doubt, the Death/Disability Severance shall satisfy, in whole in or in part, any Required Minimum Severance and, to the extent that the Death/Disability Severance exceeds the Required Minimum Severance, the Executive shall not be entitled to any severance pay or benefits other than the Death/Disability Severance.

(d) Advance Termination by the Company. Notwithstanding Section 5(a) of this Agreement, if the Company gives at least six (6) months’ prior written notice of its intent to terminate this Agreement with or without Good Reason or Important Cause with a Date of Termination to be the third anniversary of the Effective Date or any later anniversary of the Effective Date, the Executive shall be entitled to receive (the “Non-Renewal Severance”): (i) the Accrued Benefits, to be paid/provided in accordance with the terms of the applicable plan, program, agreement or benefit or as required by law; and, subject to Section 5(f) hereof, (ii) a cash payment (the “Non-Renewal Payment”) equal to ten-twelfths (10/12) times the (x) sum of the Base Salary as of the Date of Termination (disregarding, for this purpose, any reduction in the Base Salary that occurred after the Effective Date) and (y) the average of the Executive’s earned Annual Bonuses for the two (2) calendar years ended immediately prior to the Date of Termination, to be paid in substantially equal installments consistent with the Company’s payroll practices over the 10 months following the Date of Termination, with any installment due to be paid prior to the date that the condition described in Section 5(f) has been satisfied being accumulated and paid within fifteen (15) days after such condition is satisfied, and with the last installment being paid on or before the ten (10) month anniversary of the Date of Termination, provided, however, that if the Company’s payroll practices change after the Executive has begun to receive payments under this Section 5(d), the Executive shall continue to receive payments in accordance with the schedule in effect at the time that the Executive began to receive payments under this Section 5(d); and (iii) Welfare Benefits Continuation for the ten (10) month period following the Date of Termination. For the avoidance of doubt, the Non-Renewal Severance shall satisfy, in whole in or in part, any Required Minimum Severance and, to the extent that the Non-Renewal Severance exceeds the Required Minimum Severance, the Executive shall not be entitled to any severance pay or benefits other than the Non-Renewal Severance.

(e) Advance Termination by the Executive. Notwithstanding Section 5(b) of this Agreement, if the Executive gives at least six (6) months’ prior written notice of his intent to terminate this Agreement with or without Good Reason or Important Cause giving at least six (6) months’ prior written notice with a Date of Termination to be the third anniversary of the Effective Date or any later anniversary of the Effective Date, the Executive shall be entitled to receive (the “Executive Non-Renewal Severance”): (i) the Accrued Benefits, to be paid/provided in accordance with the terms of the applicable plan, program, agreement or benefit or as required by law, and, subject to Section 5(f) hereof, (ii) a cash amount equal to (A) the annual bonus that the Executive would have received for such year under Section 2(b) above if he had remained employed hereunder, determined under the Company’s annual bonus plan for such year and based on the extent to which objective performance goals were actually achieved, with any subjective and personal performance goals all deemed achieved at target, and with no negative, or positive, discretion exercised in determining the size of the annual bonus, multiplied by (B) the Pro-Ration Fraction, such amount to be paid at the time the annual bonus of such year would have been due to be paid under Section 2(b) above if the Executive had remained employed hereunder. For the avoidance of doubt, the Executive Non-Renewal Severance shall satisfy, in whole in or in part, any Required Minimum Severance and, to the extent that the Executive Non-Renewal Severance exceeds the Required Minimum Severance, the Executive shall not be entitled to any severance pay or benefits other than the Executive Non-Renewal Severance.

(f) Conditions Precedent. The payments and benefits provided under Sections 5(a), 5(d) and 5(e) of this Agreement (in particular, other than the Accrued Benefits) are subject to and conditioned upon the Executive having provided, within thirty-five (35) days but not earlier than one (1) month after the Date of Termination (or such greater period as required by law), an irrevocable waiver and general release of claims in the form attached hereto as Exhibit A (as such form may be revised by the Company to comply with Swiss law) that has become effective in accordance with its terms. The Executive shall, upon request by the Company, be required to repay to the Company (net of any taxes paid by the Executive or the Company on such payments), and the Company shall have no further obligation to pay, the Severance Payment, the Non-Renewal Payment, or the cash payment described in clause (ii) of Section 5(e), as applicable, in the event the Executive materially breaches, at any time prior to eighteen (18) months after the Date of Termination, his obligations under Sections 7 or 8 hereof; provided, however, that, except in cases of willful misconduct, the Executive shall first be provided a fifteen (15) day cure period to cease, and to cure, such breach.

(g) No Mitigation; No Offset. The Executive shall be under no obligation to seek other employment after the Date of Termination, and there shall be no offset against amounts or benefits due to him under this Agreement or otherwise on account of any remuneration or benefits provided by any subsequent employer.

(h) As of the Termination Date, the Executive’s employment with the Company and any of its affiliates (including the Parent) shall terminate, and the Executive shall be deemed to have resigned, effective immediately, from all directorships and other positions he held at the Company, the Parent, and all of their affiliates.

6. Legal Fees; Indemnification; Directors’ & Officers’ Liability Insurance.

(a) Legal Fees. In the event of any contest or dispute between the Parties or between the Executive and the Parent, each of the Parties shall be responsible for its or his respective legal fees and expenses; provided that, if the Executive prevails on any material issue in any action in which the Executive’s rights or obligations under this Agreement or under the Equity Award Agreements are at issue, the Company shall reimburse the Executive for all reasonable legal fees and expenses incurred by him in connection with such action. For purposes of the preceding sentence, reasonable legal fees shall not include any legal fees awarded on a contingency basis to the extent such fees would exceed a reasonable fee based on the hours actually expended by such legal counsel multiplied by the counsel’s normal hourly billing rate.

(b) Indemnification. The Executive will be entitled to indemnification, and prompt advancement of fees, costs and expenses, on the same terms as indemnification and advancement is made available to other senior executives of the Company, whether through the Company’s bylaws or otherwise.

(c) D&O Coverage. During the Employment Period and for six years thereafter, the Executive shall be entitled to the same directors’ and officers’ liability insurance coverage that the Company provides generally to its other directors and officers, as may be altered from time to time for such directors and officers.

7. Non-Solicitation. During the Employment Period (except as reasonably necessary and appropriate in connection with carrying out his duties hereunder) and for eighteen (18) months thereafter, the Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of the Company or any of its affiliates to perform services for any entity (other than the Company or its affiliates), or attempt to induce any such employee to leave the employ of the Company or its affiliates, or solicit, hire or engage on behalf of himself or any other Person (as defined below) any employee of the Company or anyone who was employed by the Company during the six-month period preceding such hiring or engagement.

8. Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement.

(a) Confidentiality. The Executive hereby agrees that, during the Employment Period (except as reasonably necessary and appropriate in connection with carrying out his duties hereunder) and thereafter, he will hold in strict confidence any Confidential Information related to the Company and its affiliates. For purposes of this

Agreement, the term “Confidential Information” shall mean all confidential or proprietary information of the Company or any of its affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets. Nothing in this Agreement or elsewhere shall prohibit, or otherwise restrict, the Executive from making truthful statements and disclosing documents and information: (i) when required to comply with applicable federal, state or local laws, pursuant to any subpoena or other written or oral request by any court or governmental authority, provided, that the Executive (a) notify the Company in writing and provide a copy to the Company of such subpoena or other request if in writing, and/or disclose the nature of the request for information if oral, within two (2) business days from the Executive’s actual notice of the service of such subpoena or other request, (b) consult with and assist the Company (at the Company’s reasonable request and sole expense) in seeking a protective order or request for other appropriate relief from disclosure, and (c) in the event that such protective order or other relief is not obtained, shall disclose only that portion of the Confidential Information which, based on the written advice of the legal counsel selected by the Executive and paid for by the Company, is legally required to be disclosed; (ii) in confidence to an attorney or other licensed tax and/or professional advisor, subject, in each case, to that individual being informed of this confidentiality obligation and agreeing to keep such information confidential, for the sole purpose of securing professional advice; or (iii) in good faith during the course of any proceeding under Section 11(i) of this Agreement.

(b) Non-Competition. The Executive and the Company agree that the Parent and/or the Company would likely suffer significant harm from the Executive’s competing with the Company or the Parent (including for this purpose their subsidiaries) during the Employment Period and for some period of time thereafter. Accordingly, the Executive agrees that he will not, during the Employment Period and for a period of eighteen (18) months following the Date of Termination, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Person competitive with, or otherwise perform services relating to, the business of the Company (including for this purpose the businesses of its Parent and of the Parent’s subsidiaries) at the time of the termination (the “Business”) (whether or not for compensation). For purposes of this Agreement, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof that is engaged in the Business, or otherwise competes with the Company or its affiliates, anywhere in which the Company or its affiliates engage in or intend to engage in the Business or where the Company or its affiliates’ customers are located.

(c) Return of Company Documents. The Executive hereby agrees that, upon the termination of the Employment Period, he shall not take, without the prior written consent of the Company, any drawing, blueprint, specification or other document (in whatever form) of the Company or its affiliates, which is of a confidential nature relating to the Company or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in his possession. Subject only to the Executive’s duty to hold in strict confidence all Confidential Information of the Company and its affiliates and his other obligations under this Agreement, the Executive shall be permitted to retain and use his rolodex (and electronic equivalents); documents and data relating to his personal entitlements and obligations; and any other items that the Company approves.

(d) Non-Disparagement. The Executive hereby agrees not to defame or disparage the Company, its affiliates and their respective officers, directors, members or executives. The Executive hereby agrees to cooperate with the Company and its affiliates, upon reasonable request, in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or executives.

9. Injunctive Relief. The Executive acknowledges that it is difficult to measure in money the damages that will accrue to the Company and its affiliates in the event that the Executive breaches any of the restrictive covenants provided in Sections 7 and 8 hereof. In the event that the Executive breaches any such restrictive covenant, the Company or any of its affiliates shall be entitled to an injunction restraining the Executive from violating such restrictive covenant (without posting any bond). If the Company or one of its affiliates shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company or such affiliate has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to seek any other relief to which it may be entitled.

10. 280G Tax Treatment. If, after the Effective Date, it shall be determined that any payment or benefit (including, without limitation, the issuance of common shares, and the granting, vesting, exercising or termination of stock options, restricted stock units or other equity awards) to or for the benefit of the Executive under this Agreement or any other plan, program, agreement or arrangement of the Company, the Parent, or any of their affiliates would be subject to the excise tax, and loss of tax deduction, under Sections 280G and 4999 of the Code, to the extent such relief is available, upon written request by the Executive and his waiver of any right to payment or such benefit, the Company shall use its best reasonable efforts to secure approval of such payment or benefit in a shareholder vote in a manner intended to comply with the rules and regulations promulgated under Section 280G(b)(5) of the Code.

11. Miscellaneous.

(a) Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service (provided, however, that no Notice of Termination shall be effective earlier than when the terminating Party reasonably may expect the terminated Party to have received such notice) and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company:

Aleris Switzerland GmbH

Victor-von-Bruns-Strasse 19

8212 Neuhausen am Rheinfall

ATTN: Christopher R. Clegg, Managing Director

with a copy to:

Aleris International, Inc.

25825 Science Park Drive

Suite 400

Beachwood, Ohio 44122

ATTN: General Counsel

If to the Executive:

During the Employment Period, to his principal office at the Company, and after the Employment Period to his principal residence as listed in the records of the Company or to such other address as any Party may designate by notice to the others.

(b) Entire Agreement. This Agreement, including its exhibits and schedules, shall constitute the entire agreement and understanding among the Parties hereto with respect to the Executive’s employment hereunder and supersedes and is in full substitution for any and all prior understandings or agreements (whether written or oral) with respect to the Executive’s employment, including, without limitation, the Prior Employment Agreement. For the avoidance of doubt, nothing in this Section 11(b) shall be read to affect the Executive’s rights to the Accrued Benefits determined as of the Effective Date. The Company represents and warrants that it has obtained the approval of any person or body whose approval is necessary as of the Effective Date to carry out the terms of this Agreement. In the event of any conflict between the provisions of this Agreement (including its Exhibits and Schedules) and the provisions of any other document, the provisions of this Agreement shall control unless the Parties otherwise agree in a signed writing that specifically identifies the provisions of this Agreement whose control is being waived.

(c) Amendment; No Waiver. This Agreement may be amended only by an instrument in writing signed by the Parties that specifically identifies the provisions being amended, and the application of any provision hereof may be waived only by an instrument in writing that specifically identifies the provision whose application is being waived and that is signed by the person against whom or which enforcement of such waiver is sought. The failure of any Party at any time to insist upon strict adherence to any provision hereof shall in no way affect the full right to insist upon strict adherence at any time thereafter, nor shall the waiver by any Party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement. No failure or delay by either Party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(d) No Construction Against Drafter. The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both Parties and not in favor or against either Party.

(e) Assignment. This Agreement is binding on and is for the benefit of the Parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. This Agreement is personal to the Executive. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive, without the prior written consent of the Company or except by will or the laws of descent and distribution, and any purported assignment in violation of this Section 11(e) shall be void.

(f) Assumption of Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

(g) Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party; provided, however, that in the event that any court of competent jurisdiction shall finally hold in a non-appealable judicial determination that any provision of Section 7 or 8 (whether in whole or in part) is void or constitutes an unreasonable restriction against the Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances. Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(h) Tax Withholding. The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city, foreign or other taxes (including, but not limited to, social security deductions) that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(i) Governing Law; Consent to Jurisdiction. This Agreement (but not the Equity Award Agreements) shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of Switzerland without reference to its principles of conflicts of law. Except as otherwise specifically provided herein, the Parties each hereby irrevocably submits to the exclusive jurisdiction of the competent courts of Switzerland at the domicile of the defendant or at the principal place of work over any dispute between them that arises out of or relates to this Agreement, the Executive’s employment with the Company, or any termination of such employment. Notwithstanding the foregoing, (i) the Executive acknowledges and agrees that the Equity Award Agreements and any and all other agreements and/or understanding entered into between the Parent and the Executive shall be governed by and construed in accordance with their express terms, and otherwise in accordance with the laws of the State of Delaware without reference to its principles of conflicts of laws and (ii) the Executive hereby irrevocably submits to the exclusive jurisdiction of any court of the United States located in the State of Delaware or in a State Court in Delaware over any dispute between him and the Parent that arises out of or relates to the Equity Award Agreements and any and all other agreements and/or understanding entered into between the Parent and the Executive.

(j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(k) Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(l) Section 409A. If and to the extent the Code is applicable, then:

(i) It is the intention of the Parties that this Agreement comply with the requirements of Section 409A of the Code, and this Agreement will be interpreted in a manner intended to comply with Section 409A. All payments under this Agreement are intended to be excluded from the requirements of Section 409A of the Code or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv) of the Code. The Parties agree to negotiate in good faith to make amendments to this Agreement as the Parties mutually agree are necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. To the extent that reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treasury Regulations Section 1.409A-3(i)(1)(iv). Notwithstanding the foregoing, the Executive shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of the Executive in connection with payments and benefits provided in accordance with the terms of this Agreement (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive (or any beneficiary) harmless from any or all of such taxes or penalties.

(ii) Notwithstanding anything in this Agreement or elsewhere to the contrary, in the event that the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and the Executive is not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A of the Code shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, the Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of Section 409A of the Code, each of the payments that may be made under Sections 5(a) and 5(d) are designated as separate payments for purposes of Treasury Regulations Section 1.409A-1(b)(4)(i)(F), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v)(B).

(iii) For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A of the Code, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. The Executive shall have no duties or obligations after the Date of Termination that are inconsistent with his having a “separation of service” as of the Date of Termination for purposes of Section 409A of the Code.

(iv) Executive’s right to any deferred compensation, as defined under Section 409A of the Code, shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors, or borrowing, to the extent necessary to avoid tax, penalties and/or interest under Section 409A of the Code.

12. Inventions. With respect to inventions, proposals for technical improvements and copyright protected works of Executive, the statutory regulations which are applicable to employees shall apply accordingly. Furthermore, unless prohibited by law, Executive will make available to the Company all inventions made within two years after the termination of his employment if such inventions stem from with his services for the Company or are significantly based on the Company’s know-how or operations.

13. Personal Data. Executive empowers the Company to process, store and utilize all relevant personal data of his which relate to the employment relationship under this Agreement (“Personal Data”). Likewise he empowers the Company to forward all Personal Data to other companies of the group the Company belong to, i.e. in particular, to Aleris and its affiliates, established within the European Union and in other countries, such as the United States of America, for the processing, storage and utilization of such Personal Data in compliance with applicable laws, including data protection laws. Any other rights of the Company to generate, process and utilize personal data remain unaffected.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

EXECUTIVE

Name: Roeland Baan

Aleris Switzerland GmbH

/s/ Christopher R. Clegg
Name: Christopher R. Clegg
Title: Managing Director

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Roeland Baan
Name: Roeland Baan

Aleris Switzerland GmbH

Name: __________________________________
Title: ___________________________________

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